DRAFT:  11/11/97

                    AMENDMENT ONE TO STOCK PURCHASE AGREEMENT


     This Amendment One to Stock Purchase Agreement, dated as of October 10, 1997, amends the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of July 31, 1997 among Nabors Acquisition Corp. IV (the "Seller"), Key Rocky Mountain, Inc. (the "Buyer") and Key Energy Group, Inc. ("Key Energy") with respect to Seller's sale of all the issued and outstanding capital stock of J.W. Gibson Well Service Company (the "Company"). Capitalized terms used but not defined herein are used as defined in the Stock Purchase Agreement.


     WHEREAS, the parties desire to amend the Stock Purchase Agreement to change the Closing Date, to make certain other changes related thereto and to clarify certain other conditions and provisions thereof; and


     WHEREAS, the parties are concurrently amending the Operating Agreement and Escrow Agreement to give effect to the changes made hereby and to enter into certain other agreements;


     NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Buyer and Key Energy agree to make certain amendments to the Stock Purchase Agreement as follows:

     1. From and after effectiveness of this Amendment and the amendments to the Operating Agreement and the Escrow Agreement, the terms "Agreement", "Operating Agreement" and "Escrow Agreement" used in the Stock Purchase Agreement shall be deemed to refer to each such agreement as amended on the date hereof or as may be amended from time to time. 2. Section 2.3 is hereby amended to read in its entirety as follows:

     2.3 Additional Purchase Price Adjustments and Procedures.ts and Procedures


     (a) On the date hereof, the Buyer has delivered to the Seller a balance sheet of the Company as of July 31, 1997 (the "July 31 Balance Sheet"). The July 31 Balance Sheet shall have included all information necessary to compute the Working Capital of the Company. The Buyer shall make available to the Seller all information which may be in the possession of the Buyer or the Company which the Seller requests in order to verify the accuracy of the July 31 Balance Sheet. Within 60 days from the date hereof, the Seller shall notify the Buyer whether it agrees with the July 31 Balance Sheet. In the event that the Seller disagrees with the July 31 Balance Sheet, the Seller shall provide the Buyer with a written notice specifying the basis for the Seller's disagreement, and the Seller and the Buyer shall work in good faith to reach agreement on the composition of the July 31 Balance Sheet, but, in the event that they shall not agree within 30 days following the date of such written notice, the matter will be referred to a "Big Six" independent public accounting firm mutually agreed to by the Buyer and the Seller. The fees and disbursements of such accounting firm shall be borne equally by the Buyer and the Seller. Such accounting firm shall examine the records of the Company, and, within 30 days following the date upon which such matter shall be referred to such accounting firm, such accounting firm shall determine the disposition of any dispute with respect to the July 31 Balance Sheet (the date on which the determination is made, whether by the accounting firm or by agreement of the parties, is referred to as the "Final Determination Date"). Any such determination shall be final and binding on the parties, and may be enforced by appropriate judicial or other proceedings.


     (b) (i) In the event that the Working Capital of the Company is less than the Estimated Working Capital, then the amount of such difference shall be paid by the Seller to the Buyer within two business days of the Final Determination Date, plus interest of 8% per annum payable from July 31, 1997 to the Final Determination Date. If the Final Determination Date occurs at least three business days prior to the Closing Date, and the Seller is required to make a payment to the Buyer in accordance with the first sentence of this Section 2.3(b)(i), the additional amount due shall be disbursed to the Buyer from the funds deposited with the escrow agent under the Escrow Agreement.


     (ii) In the event that the Working Capital of the Company is more than the Estimated Working Capital, then the amount of such difference shall be paid by the Buyer to the Seller within two business days of the Final Determination Date, plus interest of 8% per annum payable from July 31, 1997 to the Final Determination Date. If the Final Determination Date occurs at least three business days prior to the Closing Date, and the Buyer is required to make a payment to the Seller in accordance with the third sentence of this Section 2.3(b), the Buyer shall deposit the additional amount due with the escrow agent under the Escrow Agreement.


     (iii) Each of the Seller, the Buyer and Key Energy agrees to provide such notices as may be required under the Escrow Agreement to carry out the purposes and intents of this Section 2.3(b).


     (c) The July 31 Balance Sheet shall have been prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Company's historical accounting policies and practices; except that all intercompany balances will be eliminated. Each party agrees to use reasonable efforts to arrive at a final determination of the Purchase Price adjustment on or before the Closing Date.


     (d) On or prior to 90 days from the Closing Date, the Seller will prepare and deliver to the Buyer a calculation of the State Tax Detriment (as defined below) resulting from the sale of the Company, showing all necessary information for such calculation. The Seller shall make available to the Buyer all information which may be in the possession of the Seller which the Buyer reasonable requests in order to verify the accuracy of the State Tax Detriment calculation. Within 30 days following delivery of the calculation of the State Tax Detriment, the Buyer shall notify the Seller whether it disagrees with such calculation and the Buyer shall be deemed to agree with such calculation if no notice of disagreement is received within such time period. In the event that the Buyer disagrees with such calculation, the Buyer shall attach to its notice of disagreement or incorporate therein a written notice specifying the basis for the Buyer's disagreement, and the Seller and the Buyer shall work in good faith to reach agreement on the calculation but, in the event that they shall not agree within 30 days following the date of such written notice, the matter will be referred to a nationally recognized independent public accounting firm mutually agreed to by the Buyer and the Seller. The fees and the disbursements of such accounting firm shall be borne equally by the Buyer and the Seller. Such accounting firm shall examine the records of the Seller and the Company, and, within 30 days following the date upon which such matter shall be referred to such accounting firm, such accounting firm shall determine the disposition of any dispute with respect to the calculation. Any such determination shall be final and binding on the parties, and may be enforced by appropriate judicial or other proceedings. Payment of the amount of the State Tax Detriment shall be made by the Buyer to the Seller no later than five business days after the date agreement is reached between the Buyer and the Seller or the decision of the accounting firm is made. The "State Tax Detriment" equals the difference between
(A) the state Taxes payable by the Seller or any related party as a result of making the Section 338(h)(10) election contemplated by Section 5.11(c) of this Agreement and (B) the state Taxes that would have been payable as a result of the sale pursuant to this Agreement had such a Section 338(h)(10) election not been made, such calculation to be grossed up for any additional state or other Taxes payable as a result of the payment to the Seller under this provision."

     3. Section 2.4, clause (a) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows: "(a) a date between January 2, 1998 and January 15, 1998 or". 4. Sections 7.1 (b) and (c) are hereby amended by changing the date therein from "December 31, 1997" to "January 31, 1998". 5. The Loan Agreement referenced in Schedule 3.6 to the Disclosure Schedule was terminated on September 10, 1997, and UCC-3 termination statements have been filed with respect thereto, all as evidenced on Attachment 1 hereto. The Seller represents and warrants to the Buyer and Key Energy that there are no encumbrances arising under such Loan Agreement on the Company or its property at the date hereof and agrees that it will perform all acts reasonably requested by the Buyer to remove any such encumbrances in the event the foregoing representation is not true. The execution and delivery of this Amendment satisfies the closing condition set forth in Section 6.1(i) of the Stock Purchase Agreement. 6. The parties hereby agree that, notwithstanding footnote 2 to Schedule 3.14 of the Disclosure Schedule, as promptly as practicable after the date hereof an affiliate of the Seller will convey to the Company the yard in Gillette, Wyoming referenced in such Schedule 3.14, and the Company will convey to an affiliate of the Seller the yard in Rock Springs, Wyoming referenced in such Schedule 3.14. Such conveyances will be in substantially the forms attached hereto as Attachment 2.



     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.


                                                   NABORS ACQUISITION CORP. IV

                      By:
                                                         Larry P. Heidt
                                                       Executive Vice President


                                                      KEY ROCKY MOUNTAIN, INC.


                                  By:
Stephen E. McGregor
Executive Vice President

                                                        KEY ENERGY GROUP, INC.


                                  By:
Stephen E. McGregor
Vice President

































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